Exhibit j under Form N-1A
                                              Exhibit 23 under Item 601/Reg. S-K



  CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We  consent  to  the  references  to  our  firm  under  the  captions "Financial
Highlights" in each Prospectus and "Independent Registered Public Accounting Firm" in each Statement of Additional Information of Federated Government Ultrashort Duration Fund in Post-Effective Amendment Number 27 to the Registration Statement (Form N-1A, No. 33-54445) of Federated Institutional Trust, and to the incorporation by reference of our report dated September 12, 2006 on Federated Government Ultrashort Duration Fund (one of the portfolios constituting Federated Institutional Trust) included in the Annual Report to Shareholders for the fiscal year ended July 31, 2006.



/s/ Ernst & Young LLP
Boston, Massachusetts
July 28, 2006